The Simply Good Foods Company Reports Fiscal First Quarter 2022
Financial Results and Updates Full Fiscal Year 2022 Outlook

Denver, CO, January 5, 2022 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen weeks ended November 27, 2021.

First Quarter Highlights:(1)

•Net sales increased 21.7% driven by strong Atkins and Quest performance
•Gross profit margin of 41.4%, an increase of 70 basis points
•Net income(2) of $21.2 million versus $43.0 million
•Earnings per diluted share (“EPS”)(2) of $0.22 versus $0.23
•Adjusted Diluted EPS(3) of $0.43 versus $0.29
•Adjusted EBITDA(4) increased 34.7% to $65.6 million
•Updates full fiscal year 2022 outlook:
◦Net Sales expected to increase 12-14% versus fiscal year 2021
◦Gross margin contraction of about 250 basis points versus last year
◦Adjusted EBITDA(4,6) anticipated to increase slightly less than the net sales growth rate
◦Adjusted Diluted EPS(3,6) expected to increase greater than the Adjusted EBITDA(4,6) growth rate

“We are pleased with our fiscal first quarter results that were slightly greater than our expectations as our team continued to execute well in a challenging operating environment,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “The net sales increase was driven by improving consumer mobility and shopper traffic versus the year ago period, solid velocities of our products, increasing household penetration and innovation that continues to resonate with consumers. As expected, the mid-September price increase, favorable mix and cost savings initiatives, more than offset supply chain cost inflation in the quarter and resulted in gross margin expansion and earnings growth.”

Total Simply Good Foods retail takeaway for the thirteen weeks ended November 28, 2021, increased 18.7% in the U.S. measured channels of IRI MULO + Convenience Stores. The Company estimates that its U.S. retail takeaway growth rate in unmeasured channels was similar to measured channels. Atkins and Quest fiscal first quarter 2022 retail takeaway in measured channels increased 7.7% and 36.2%, respectively, and each brand gained market share in their respective subsegments of weight management and active nutrition.”

“Our strong first quarter results are a good start to the year. We are focused on driving sales and earnings growth and competing effectively while navigating a challenging supply chain environment. The greater than expected retail takeaway in the first quarter, operating leverage and a good start to the second quarter gives us confidence to increase our full year net sales and Adjusted EBITDA(4) outlook. As we stated previously, we expected supply chain cost inflation to be a significant headwind in fiscal 2022, largely offset by the price increase and cost savings initiatives. However, supply chain costs remain at elevated levels and over the remainder of the year we expect inflation, primarily due to higher ingredient costs, will result in gross margin contraction greater than our previous outlook. We will continue to execute against our strategies, and believe we are positioned well to manage through the high-cost environment and deliver on our short and long-term objectives,” Scalzo concluded.

Fiscal First Quarter 2022 Results

Net sales increased $50.1 million, or 21.7%, to $281.3 million. North America net sales increased 24.5% and was primarily driven by volume. Due to the timing and implementation of the previously announced price increase, the Company estimates pricing was about a mid-single digit percentage point benefit to total net sales growth. Therefore, the Company anticipates pricing will be a greater contribution to sales growth over the remainder of the year. The international business declined 27.3% due to the Europe business exit. Core international net sales growth was 3% and the Europe business exit was a 1.6 percentage point headwind to total Company net sales growth.

Gross profit was $116.6 million for the first quarter of fiscal 2022, an increase of $22.5 million, primarily driven by the increase in sales. Gross margin was 41.4%, an increase of 70 basis points versus last year. Supply chain inflation in the first quarter of fiscal 2022 was more than offset by the price increase and favorable product form and retail channel mix due to higher shopper traffic in brick and mortar channels versus the year ago period.

In the first quarter of fiscal 2022, the Company reported net income of $21.2 million compared to net income of $43.0 million for the comparable period of 2021. In the first quarter of fiscal 2022 and 2021, results were affected by the remeasurement of the Company’s private warrant liabilities. This accounting change was implemented by the Company during the third quarter of fiscal 2021 after considering the Securities and Exchange Commission’s April 12, 2021 statement on the accounting and reporting considerations for warrants issued by special purpose acquisition companies (the “Warrant Accounting Treatment”). The Company recognized a non-operating, non-cash charge of $17.3 million in the first quarter of fiscal 2022 and a non-cash gain of $20.5 million in the year ago period, respectively, related to the fair value change of private warrant liabilities.

Operating expenses of $58.5 million increased $3.7 million versus the comparable period of 2021. Selling and marketing expenses increased $5.3 million to $30.5 million driven by higher brand building initiatives. General and administrative ("G&A") expenses declined $1.7 million to $23.7 million as lower integration and restructuring costs more than offset the increase of stock-based compensation.

Interest expense was $6.4 million, a decline of $2.0 million versus the first quarter of fiscal 2021.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 34.7% to $65.6 million.

In the first quarter of fiscal 2022, the Company reported earnings per diluted share of $0.22 versus $0.23 in the year ago period. The change in diluted earnings per share (“Diluted EPS”) reflects the remeasurement of private warrant liabilities consistent with the Warrant Accounting Treatment. Due to the Warrant Accounting Treatment, the weighted average total shares outstanding in the fiscal first quarter of 2022 was approximately 97.9 million versus 99.8 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.43 versus $0.29 in the year ago period. The calculation of Adjusted Diluted EPS for the fiscal first quarter of 2022 and the fiscal first quarter of 2021 assumes fully diluted shares outstanding(2, 3) of approximately 102.5 million shares and 99.8 million shares, respectively, to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP due to the Warrant Accounting Treatment.

Balance Sheet and Cash Flow

In the first quarter of fiscal 2022, the net cash used in operating activities was $7.3 million and affected by the timing of working capital. The Company continues to anticipate that full year fiscal 2022 cash flow from operations will be greater than last year. During the quarter, the Company repaid $25.0 million of its term loan debt, and at the end of the first quarter the outstanding principal balance was $431.5 million. As of November 27, 2021, the Company had cash of $35.4 million and a trailing twelve month Net Debt to Adjusted EBITDA ratio of 1.8x(5).

Outlook

The Company anticipates that it will build on its momentum and generate solid net sales and Adjusted EBITDA growth in fiscal 2022. Assuming no meaningful improvement in workplace mobility, the Company anticipates the following in fiscal 2022:

•Net sales to increase 12-14% versus last year. Included in the sales outlook is about a 1 percentage point headwind related to the European business exit that was completed in the fourth quarter of fiscal 2021. The Company’s previous outlook was for net sales growth of 8-10%;
•Gross margin contraction of about 250 basis points versus last year. The Company’s previous outlook was for modest gross margin contraction;
•Full-year fiscal 2022 Adjusted EBITDA(4,6) to increase slightly less than the net sales growth rate. Marketing expense will increase versus last year, although less than the net sales growth rate, and G&A leverage will be significant. The Company’s previous outlook was Adjusted EBITDA to increase slightly greater than the net sales growth rate.

The Company continues to anticipate that Adjusted Diluted EPS(3,6) will increase greater than the Adjusted EBITDA growth rate.

___________________________________
(1) All comparisons for the first quarter ended November 27, 2021 versus the first quarter ended November 28, 2020.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2021, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, including the timing of and amount of integration costs and restructuring charges associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Wednesday, January 5, 2022 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, January 19, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13725777.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Atkins Endulge®, and Quest® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Undue reliance should not be placed on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward-looking statements include, among other things, statements regarding the effect of the novel coronavirus (“COVID-19”) on our business, financial condition and results of operations, our ability to continue to operate at a profit, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy, unexpected costs, the amounts of or changes with respect to certain anticipated restructuring, raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with the Quest Acquisition, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and political conditions affecting us and the industry in which we operate, changes in consumer preferences and purchasing habits, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data and per share data)

	November 27, 2021	August 28, 2021
Assets
Current assets:
Cash	$35,447	$75,345
Accounts receivable, net	125,195	111,456
Inventories	112,433	97,269
Prepaid expenses	4,893	4,902
Other current assets	9,669	9,694
Total current assets	287,637	298,666

Long-term assets:
Property and equipment, net	17,416	16,584
Intangible assets, net	1,135,068	1,139,041
Goodwill	543,134	543,134
Other long-term assets	60,081	54,792
Total assets	$2,043,336	$2,052,217

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,811	$59,713
Accrued interest	—	60
Accrued expenses and other current liabilities	35,665	53,606
Current maturities of long-term debt	289	285
Total current liabilities	80,765	113,664

Long-term liabilities:
Long-term debt, less current maturities	427,017	451,269
Deferred income taxes	100,499	93,755
Warrant liability	177,152	159,835
Other long-term liabilities	48,296	44,890
Total liabilities	833,729	863,413

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 96,130,441 and 95,882,908 shares issued at November 27, 2021 and August 28, 2021, respectively	961	959
Treasury stock, 98,234 shares at cost at November 27, 2021 and August 28, 2021	(2,145)	(2,145)
Additional paid-in-capital	1,084,690	1,085,001
Retained earnings	126,959	105,807
Accumulated other comprehensive loss	(858)	(818)
Total stockholders’ equity	1,209,607	1,188,804
Total liabilities and stockholders’ equity	$2,043,336	$2,052,217

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended
	November 27, 2021	November 28, 2020
Net sales	$281,265	$231,152
Cost of goods sold	164,710	137,111
Gross profit	116,555	94,041

Operating expenses:
Selling and marketing	30,527	25,195
General and administrative	23,702	25,415
Depreciation and amortization	4,320	4,244
Total operating expenses	58,549	54,854

Income from operations	58,006	39,187

Other income (expense):
Interest income	1	3
Interest expense	(6,371)	(8,372)
(Loss) gain in fair value change of warrant liability	(17,317)	20,453
(Loss) gain on foreign currency transactions	(353)	9
Other income	9	47
Total other (expense) income	(24,031)	12,140

Income before income taxes	33,975	51,327
Income tax expense	12,823	8,374
Net income	$21,152	$42,953

Other comprehensive income:
Foreign currency translation adjustments	(40)	(45)
Comprehensive income	$21,112	$42,908

Earnings per share from net income:
Basic	$0.22	$0.45
Diluted	$0.22	$0.23
Weighted average shares outstanding:
Basic	95,856,845	95,538,111
Diluted	97,861,573	99,763,119

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirteen Weeks Ended
	November 27, 2021	November 28, 2020
Operating activities
Net income	$21,152	$42,953
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,741	4,513
Amortization of deferred financing costs and debt discount	821	1,077
Stock compensation expense	2,605	1,110
Loss (gain) in fair value change of warrant liability	17,317	(20,453)
Estimated credit losses	15	—
Unrealized loss on foreign currency transactions	353	9
Deferred income taxes	6,687	4,400
Amortization of operating lease right-of-use asset	1,643	1,182
Loss on operating lease right-of-use asset impairment	—	354
Gain on lease termination	(30)	—
Other	(27)	402
Changes in operating assets and liabilities:
Accounts receivable, net	(13,993)	(8,604)
Inventories	(15,331)	(18,138)
Prepaid expenses	—	(558)
Other current assets	(98)	2,874
Accounts payable	(14,220)	8,216
Accrued interest	(60)	(240)
Accrued expenses and other current liabilities	(17,902)	(5,127)
Other assets and liabilities	(1,002)	1,227
Net cash (used in) provided by operating activities	(7,329)	15,197

Investing activities
Purchases of property and equipment	(2,691)	(93)
Issuance of note receivable	(1,500)	—
Proceeds from sale of business	—	5,800
Investments in intangible and other assets	(186)	(114)
Net cash (used in) provided by investing activities	(4,377)	5,593

Financing activities
Proceeds from option exercises	274	157
Tax payments related to issuance of restricted stock units and performance stock units	(3,188)	(201)
Payments on finance lease obligations	(78)	(78)
Principal payments of long-term debt	(25,000)	(25,000)
Net cash used in financing activities	(27,992)	(25,122)

Cash and cash equivalents
Net decrease in cash	(39,698)	(4,332)
Effect of exchange rate on cash	(200)	(39)
Cash at beginning of period	75,345	95,847
Cash and cash equivalents at end of period	$35,447	$91,476

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, integration costs, restructuring costs, gain or loss in fair value change of warrant liability, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen weeks ended November 27, 2021 and November 28, 2020:

(In thousands)	Thirteen Weeks Ended
	November 27, 2021	November 28, 2020
Net income	$21,152	$42,953
Interest income	(1)	(3)
Interest expense	6,371	8,372
Income tax expense	12,823	8,374
Depreciation and amortization	4,741	4,513
EBITDA	45,086	64,209
Stock-based compensation expense	2,605	1,110
Integration of Quest	55	1,246
Restructuring	42	2,519
Loss (gain) in fair value change of warrant liability	17,317	(20,453)
Other (1)	510	66
Adjusted EBITDA	$65,615	$48,697
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, stock-based compensation expense, integration costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen weeks ended November 27, 2021 and November 28, 2020:

	Thirteen Weeks Ended
	November 27, 2021	November 28, 2020
Diluted earnings per share	$0.22	$0.23

Depreciation and amortization	0.05	0.05
Stock-based compensation expense	0.03	0.01
Integration of Quest	—	0.01
Restructuring	—	0.03
Other (1)	0.01	—
Tax effects of adjustments (2)	(0.02)	(0.03)
Loss in fair value change of warrant liability(3)	0.18	—
Dilution impact from adjustments(3, 4)	(0.02)	—
Rounding (4)	(0.02)	(0.01)
Adjusted diluted earnings per share	$0.43	$0.29
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 27% for the thirteen weeks ended November 27, 2021 and the thirteen weeks ended November 28, 2020.

(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.

(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of November 27, 2021:

(In thousands)	November 27, 2021
Net Debt:
Total debt outstanding under the Credit Agreement	$431,500
Less: cash and cash equivalents	(35,447)
Net Debt as of November 27, 2021	$396,053

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the thirteen weeks ended November 27, 2021	$65,604
Add: Adjusted EBITDA for the fiscal year ended August 28, 2021	207,273
Less: Adjusted EBITDA for the thirteen weeks ended November 28, 2020	(48,697)
Trailing twelve months Adjusted EBITDA as of November 27, 2021	$224,180

Net Debt to Adjusted EBITDA	1.8	x